UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2006

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue

Boston, Massachusetts 02111

(Address of principal executive offices, including zip code)

(617) 535-4766

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01. Other Events.

John F. Kenny, Jr., Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated (the “Company”), has initiated certain equity transactions. All transactions have been reported timely on a Form 4 filed with the Securities and Exchange Commission on June 9, 2006.

Mr. Kenny entered into a variable forward sale contract (the “Contract”) with an unaffiliated third party (the “Counterparty”) to mitigate a portion of the risk on up to 80,000 shares of common stock of the Company (the “Common Stock”), which represent approximately 17% of the total number of shares Mr. Kenny beneficially owns. The Company’s Board of Directors approved the use of these derivatives by Mr. Kenny for this specific transaction. Mr. Kenny recused himself from the board’s consideration of this matter.

The Contract obligates Mr. Kenny to deliver to the Counterparty up to 80,000 shares of Common Stock or, if he so elects, an equivalent amount of cash (“Cash Settlement”) in exchange for $2,582,832 on the maturity date of April 6, 2010 (the “Maturity Date”). The amount of shares Mr. Kenny will be obligated to deliver will be based on the price per share of the Common Stock on the Maturity Date relative to a floor price of 90% of the average market price as determined during the execution of the Contract and a cap of 149% of such average market price. Mr. Kenny pledged 80,000 shares of the Common Stock to secure his obligation under the Contract. For additional details regarding this transaction, please refer to the aforementioned Form 4.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)

By: /s/ Garry B. Watzke
Name: Garry B. Watzke
Title: Senior Vice President, General Counsel and Secretary

Date: June 9, 2006